EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WMC FINANCE CO.

Dated as of December 16, 2003

(Pursuant to Sections 242 and 245 of the Delaware General Corporation Law)

WMC Finance Co., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The current name of the Corporation is WMC Finance Co. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 5, 1997, under the name “WMC Acquisition Corp.” The Corporation filed its Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Amended Certificate”) with the Secretary of State of the State of Delaware on May 16, 1997. The Corporation filed its Certificate of Designation of Series A Cumulative Senior Preferred Stock of the Corporation (as amended, the “Series A Certificate”) with the Secretary of State of Delaware on May 16, 1997. The Corporation filed its Certificate of Designation of Series B Cumulative Junior Preferred Stock of the Corporation (as amended, the “Series B Certificate”) with the Secretary of State of Delaware on May 16, 1997. The Corporation filed its Certificate of Designation of Series C Cumulative Convertible Preferred Stock of the Corporation (as amended, the “Series C Certificate”) with the Secretary of State of Delaware on April 20, 1998. The Corporation filed its Certificate of Designation of Series D Cumulative Junior Preferred Stock of the Corporation (as amended, the “Series D Certificate”) with the Secretary of State of Delaware on March 9, 2000. The Corporation filed its Certificate of Designation of Series E Cumulative Senior Preferred Stock of the Corporation (as amended, the “Series E Certificate” and, together with the Amended Certificate, the Series A Certificate, Series B Certificate, Series C Certificate, and Series D Certificate, the “Certificates”) with the Secretary of State of Delaware on March 9, 2000.

SECOND: Pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificates in their entirety, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment and restatement are attached hereto as Annex I (the “Second Restated Certificate”).

THIRD: The Second Restated Certificate has been duly adopted and approved by the written consent of the stockholders of the Corporation in lieu of a meeting thereof in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this certificate, the Certificates shall be amended and restated in their entirety to read as set forth on Annex I attached hereto.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by a duly authorized officer as of the date first above written and hereby affirms that the facts stated herein are true.

WMC FINANCE CO.

By:	/s/ GEORGE M. ESHAGHIAN
Name:	George M. Eshaghian
Title:	Executive Vice President, Legal & Government Affairs, General Counsel and Secretary

ANNEX I

SECOND AMENDED AND

RESTATED

CERTIFICATE OF INCORPORATION

OF

WMC FINANCE CO.

ARTICLE I

NAME

The name of the corporation is WMC Finance Co. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent at said address is Corporation Trust Company.

ARTICLE III

OBJECT AND PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

4.1	Authorized Shares.

(a) The Corporation shall be authorized to issue 100,000,000 shares of all classes of capital stock, consisting of (i) 90,000,000 shares of Common Stock, $0.01 par value of which: (A) 45,000,000 shares are designated as Class A Common Stock (“Class A Common Stock”) and (B) 45,000,000 shares are designated as Class B Common

Stock (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value of which: (A) 2,500,000 shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), (B) 3,250,000 shares are designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”), and (C) 4,250,000 shares are designated as Series E Convertible Preferred Stock (the “Series E Preferred Stock” and, together with the Series C Preferred Stock and Series D Preferred Stock, the “Preferred Stock”).

(b) For the avoidance of doubt, any accrued and unpaid dividends on a share of Preferred Stock prior to the filing of this Second Amended and Restated Certificate of Incorporation shall maintain their status as accrued and unpaid dividends on such share of Preferred Stock immediately after the effectiveness of this Second Amended and Restated Certificate of Incorporation.

4.2	Definitions.

Unless otherwise defined herein, the following terms shall have the following meanings:

“Applicable Conversion Price” means (i) with respect to each share of Series C Preferred Stock, the Series C Original Issuance Price, (ii) with respect to each share of Series D Preferred Stock, $7.00, and (iii) with respect to each share of Series E Preferred Stock, $6.77, each as adjusted pursuant to Section 4.3(f)(iv).

“Applicable Dividend Rate” means (i) with respect to each share of Series C Preferred Stock, 7% per annum for each Dividend Period ending on or prior to March 31, 2010 and 14% per annum for each Dividend Period thereafter, and (ii) with respect to each share of Series D and Series E Preferred Stock, 8% per annum for each Dividend Period.

“Applicable Liquidation Amount” means (i) with respect to each share of Series C Preferred Stock, the Series C Liquidation Amount, (ii) with respect to each share of Series D Preferred Stock, the Series D Liquidation Amount, and (iii) with respect to each share of Series E Preferred Stock, the Series E Liquidation Amount.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed in New York, New York; provided, however, that any determination of a Business Day relating to a Securities exchange or other Securities market means a Business Day on which such exchange or market is open for trading.

“By-laws” means the by-laws of the Corporation, as currently in effect and as they may be amended, restated or supplemented from time to time.

“Change of Control” a Change of Control shall be as defined in the Indenture governing the Corporation’s 11.75% Senior Notes due 2008.

“Class A Common Stock” has the meaning ascribed to it in Section 4.1(a).

“Class B Common Stock” has the meaning ascribed to it in Section 4.1(a).

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” has the meaning ascribed to it in Section 4.1(a).

“Conversion Date” has the meaning ascribed to it in Section 4.3(f)(i).

“DGCL” means the Delaware General Corporation Law.

“Dividend Payment Date” means, (i) with respect to the Series C Preferred Stock, March 31, June 30, September 30 and December 31 of each year and, (ii) with respect to the Series D and Series E Preferred Stock, June 30 and December 31 of each year.

“Dividend Period” means the period from the Original Issuance Date to the first Dividend Payment Date and each period between consecutive Dividend Payment Dates.

“Excluded Stock” includes and is limited to:

(i) up to 5,000,000 shares issued as restricted stock or upon the exercise of stock options and convertible Securities in connection with equity compensation grants to employees, consultants or directors pursuant to plans or other arrangements duly authorized by the Board and/or the appropriate committee thereof, including, without limitation, stock options issued as of the date hereof and replacements of any options;

(ii) shares issued in a Qualified Public Offering;

(iii) shares issuable upon the exercise, exchange or conversion of outstanding convertible Securities and shares of Common Stock issuable upon the conversion of the Preferred Stock, including any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such convertible Securities;

(iv) the issuance of any Securities by the Corporation after the date hereof to give effect to any stock dividend or distribution, stock split, reverse stock split, subdivision or combination or other similar pro rata recapitalization event affecting any class or series of the Corporation’s capital stock; and

(v) shares issued in connection with certain Board-approved commercial transactions to Persons who are not stockholders or affiliates of the Corporation or the stockholders thereof, including, but not limited to, Securities which are bona fide investment units (whether or not each such unit is separable) comprised of debt and an equity “kicker”, in each case, issued in connection with capital lease obligations, bank financings or other similar transactions that are primarily of a non-equity financing nature.

“Existing Stockholder” means an existing stockholder of the Corporation on the Original Issuance Date.

“Fair Market Value” means, with respect to a share of Common Stock, (i) if the Common Stock is then listed on any national securities exchange or traded on any national market system, the closing price of the Common Stock on the trading day immediately prior to the date of determination and (ii) if the Common Stock is not then listed on a national securities exchange or traded on any national market system, the fair market value of such share on such date, as determined by the Board in good faith.

“Filing Date” means the date on which this Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

“Indebtedness” means all indebtedness and other obligations of the Corporation in respect of borrowed money and all obligations in respect of any Preferred Stock or New Preferred Stock, including all obligations arising under any credit agreement, indenture, mortgage loan warehousing agreement, any certificate of designations, any repurchase agreement or any other agreement or instrument.

“Junior Stock” means, with reference to any class or series of capital stock of the Corporation, any other class or series of stock of the Corporation ranking junior with respect to, for purposes of Section 4.3(d)(i), the right to receive payments or dividends and, for purposes of Section 4.3(d)(ii), the right to receive assets upon a Liquidation.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Mandatory Conversion Event” means the consummation by the Corporation of a Qualified Public Offering in which the aggregate price to the public equals or exceeds $30 million.

“New Preferred Stock” has the meaning ascribed to it in Section 4.3(a)(i).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which governs its internal affairs. For example, the “Organizational Documents” of a corporation would be its certificate of incorporation and by-laws and the “Organizational Documents” of the Corporation are this Second Restated Certificate and the By-laws.

“Original Issuance Date” means, for each share of any series of Preferred Stock, the date of original issuance of the first share of such series of Preferred Stock regardless of the number of times transfer of such share of Preferred Stock is made on the stock records maintained by the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock; provided, however, that such date shall be deemed to be (i) April 20, 1998, with respect to the Series C Preferred Stock, (ii) March 9, 2000, with respect to the Series D Preferred Stock, and (iii) March 9, 2000 with respect to the Series E Preferred Stock.

“Original Issuance Price” means the Series C Original Issuance Price, the Series D Original Issuance Price or the Series E Original Issuance Price, as applicable.

“Parity Stock” means, with reference to any class series of capital stock of the Corporation, any other class or series of stock of the Corporation entitled, for purposes of Section 4.3(d)(i) below, to receive payment or dividends on a parity with such series and, for purposes of Section 4.3(d)(ii) below, to receive assets upon a Liquidation on a parity with such series.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, an insurance company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Preferred Stock” has the meaning ascribed to it in Section 4.1(a).

“Public Offering” means the closing of a public offering of Common Stock pursuant to a registration statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of Securities to be issued as consideration in connection with a business acquisition or an offering of Securities issuable pursuant to an employee benefit plan.

“Qualified Public Offering” means an underwritten Public Offering of shares of Common Stock registered pursuant to the Securities Act.

“Redemption Date” has the meaning ascribed to it in Section 4.3(e)(iii).

“Redemption Demand” means a written demand for redemption delivered to the Corporation pursuant to Section 4.3(e)(i) below.

“Redemption Price” means with respect to each share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the Original Issue Price of such share plus an amount equal to any accrued but unpaid dividends thereon to and including the date of redemption.

“Securities” means, with respect to any Person, such Person’s “Securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights. Whenever a reference herein to Securities is referring to any derivative Securities, the rights of a stockholder shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange, or exercise of such derivative Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Senior Stock” means, with reference to any class or series of capital stock of the Corporation, any other class or series of stock of the Corporation ranking senior with respect to, for purposes of Section 4.3(d)(i), the right to receive payments or dividends and, for purposes of Section 4.3(d)(ii), the right to receive assets upon a Liquidation.

“Series C Liquidation Amount” has the meaning ascribed to it in Section 4.3(d)(ii)(A)(1)(c).

“Series C Original Issuance Price” means, with respect to each share of Series C Preferred Stock, $16.43.

“Series C Preferred Stock” has the meaning ascribed to it in Section 4.1.

“Series D Liquidation Amount” has the meaning ascribed to it in Section 4.3(d)(ii)(A)(1)(b).

“Series D Original Issuance Price” means, with respect to each share of Series D Preferred Stock, $10.16.

“Series D Preferred Stock” has the meaning ascribed to it in Section 4.1.

“Series E Liquidation Amount” has the meaning ascribed to it in Section 4.3(d)(ii)(A)(1)(a).

“Series E Original Issuance Price” means, with respect to each share of Series D Preferred Stock, $9.83.

“Series E Preferred Stock” has the meaning ascribed to it in Section 4.1.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 22, 1997, by and among the Corporation and the parties named therein, as it may be amended, restated or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or

Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner or managing member of such partnership, limited liability company, association or other business entity.

“Second Amended and Restated Certificate” means this Second Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended, restated, or supplemented from time to time.

4.3	Preferred Stock.

(a) General.

(i) Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock in this Second Restated Certificate (collectively, the “Protective Provisions”) but notwithstanding any other rights of the Preferred Stock, the Board is hereby expressly authorized to provide for the issuance of all or any shares of new series of the Corporation’s preferred stock (the “New Preferred Stock”) from time to time in one or more classes or series of any number of shares, and to fix for each such class or series such voting rights or powers, full or limited, or not voting rights or powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions or resolutions adopted by the Board; provided, however, that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of preferred stock authorized in Section 4.1(a)(ii) above.

(ii) Shares of any series of New Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, or which have been purchased or otherwise acquired by the Corporation, shall have the status of authorized and unissued shares of New Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as a part of a different series of New Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of preferred stock, all subject to the conditions or restrictions on issuance set forth herein or in the resolution or resolutions adopted by the Board providing for the issue of any series of New Preferred Stock.

(b) Ranking. Except as specifically set forth herein, (A) the Series E Preferred Stock shall, in all respects, rank senior to the Series D Preferred Stock and Series C Preferred Stock; (B) the Series D Preferred Stock shall, in all respects, rank senior to the Series C Preferred Stock; and (C) the Preferred Stock (including accrued dividends thereon) shall, in all respects, rank senior to the Common Stock.

(c) Voting Rights.

(i) In addition to the class vote provided in Sections 4.3(c)(ii) through Sections 4.3(c)(iv) below and except as otherwise expressly permitted herein or in the Stockholders’ Agreement or as otherwise required by law, each share of Series E Preferred Stock and Series D Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Series E Preferred Stock and Series D Preferred Stock is then convertible pursuant to Section 4.3(f) at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. The holders of Series E Preferred Stock and Series D Preferred Stock shall be entitled to vote on all matters as to which holders of Class A Common Stock shall be entitled to vote (including the election of directors), in the same manner and with the same effect as such holders of Class A Common Stock, voting together with the holders of Class A Common Stock and any other class or series of capital stock hereafter created that expressly provides that it votes together with the Class A Common Stock on all matters, as one class. Except as required by law, the Series C Preferred Stock shall be non-voting.

(ii) The Corporation shall not, and shall cause each Subsidiary of the Corporation not to, take any of the following actions without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock:

(A) approve or authorize the payment, or the setting aside for payment, of any dividend or make any distribution or payment on or with respect to any class or series of its capital stock or other Securities ranking junior to the Series E Preferred Stock;

(B) authorize, create or issue any class or series, or any shares of any class or series, of Senior Stock;

(C) authorize, create or issue any class or series, or any shares of any class or series, of Parity Stock;

(D) authorize or issue any additional shares of Series E Preferred Stock;

(E) reclassify any shares of stock of the Corporation into shares of Senior Stock, Parity Stock or Series E Preferred Stock;

(F) alter or changes the rights, preferences or privileges of the Series E Preferred Stock;

(G) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Series E Preferred Stock;

(H) amend, modify or waive any provision of the Second Amended and Restated Certificate of Incorporation or the By-laws of the

Corporation in a manner adverse to the holders of the Series E Preferred Stock;

(I) at any time prior to the fifth anniversary of the Original Issue Date, issue to an affiliate either any shares of Common Stock (other than Excluded Stock) for a price less than the Applicable Conversion Price of the Series E Preferred Stock in effect at the time of issuance of or any share of Preferred Stock (other than Excluded Stock) with a conversion price less than the Applicable Conversion Price of the Series E Preferred Stock as in effect at the time of issuance; or

(J) enter into an agreement in furtherance of any of the foregoing.

(iii) The Corporation shall not, and shall cause each Subsidiary of the Corporation not to, take any of the following actions without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock:

(A) approve or authorize the payment, or the setting aside for payment, of any dividend or make any distribution or payment on or with respect to any class or series of its capital stock or other Securities ranking junior to the Series D Preferred Stock;

(B) authorize, create or issue any class or series, or any shares of any class or series, of Senior Stock;

(C) authorize, create or issue any class or series, or any shares of any class or series, of Parity Stock;

(D) authorize or issue any additional shares of Series D Preferred Stock;

(E) reclassify any shares of stock of the Corporation into shares of Senior Stock, Parity Stock or Series D Preferred Stock;

(F) alter or changes the rights, preferences or privileges of the Series D Preferred Stock;

(G) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Series D Preferred Stock;

(H) amend, modify or waive any provision of the Second Amended and Restated Certificate of Incorporation or the By-laws of the Corporation in a manner adverse to the holders of the Series D Preferred Stock;

(I) at any time prior to the fifth anniversary of the Original Issue Date, issue to an affiliate either any shares of Common Stock (other than Excluded Stock) for a price less than the Applicable Conversion Price of the Series E Preferred Stock in effect at the time of issuance of or any share of Preferred Stock (other than Excluded Stock) with a conversion price less than the Applicable Conversion Price of the Series E Preferred Stock as in effect at the time of issuance; or

(J) enter into an agreement in furtherance of any of the foregoing.

(iv) The Corporation shall not, and shall cause each Subsidiary of the Corporation not to, take any of the following actions without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock:

(A) approve or authorize the payment, or the setting aside for payment, of any dividend or make any distribution or payment on or with respect to any class or series of its capital stock or other Securities ranking junior to the Series C Preferred Stock

(B) amend or repeal any provision of, or add any provision to, the Second Amended and Restated Certificate of Incorporation or By-laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;

(C) authorize or issue shares or any class or series of stock having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the shares or Series C Preferred Stock;

(D) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock;

(E) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, or any Junior Stock, except (i) pursuant to the Stockholders Agreement and (ii) from employees of the Corporation or any of its Subsidiaries upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees; or

(F) enter into an agreement in furtherance of any of the foregoing.

(d) Dividends, Distributions and Liquidations.

(i) Dividends and Distributions.

(A) General Obligation.

(1) Dividend Amount. The holders of shares of Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, (i) in the case of Series E Preferred Stock and Series D Preferred Stock, semi-annual dividends and (ii) in the case of the Series C Preferred Stock, quarterly dividends, in each case in an amount equal to the Applicable Dividend Rate of such series multiplied by the sum of the Original Issue Price of such series and all accrued and unpaid dividends on such series as of the end of the immediately preceding Dividend Period.

(2) Method of Payment. If, when and as declared pursuant to Section 4.3(d)(i)(A)(1), such dividends shall be payable in cash, unless such dividend is prohibited by applicable law or may not be paid in cash due to provisions contained in the documents relating to the Corporation’s Indebtedness outstanding on the date hereof and; provided, that the Corporation shall use commercially reasonable efforts to eliminate such restrictions; it being understood that the Corporation will not be required to incur expenses or fees in excess of $50,000, in attempting to eliminate such restrictions.

(B) Dividend Record Date. Dividends pursuant to this Section 4.3(d)(i) shall be paid to the holders of the respective series of Preferred Stock as such holders appear on the stock records of the Corporation on such date as the Board shall fix (the “Preferred Record Date”), which Preferred Record Date shall not be more than sixty (60) days prior to the applicable dividend payment date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted.

(C) Dividend Dates. To the extent not paid on any Dividend Payment Date, all dividends which have accrued on each share of Preferred Stock outstanding during the period ending upon each such Dividend Payment Date shall accumulate and compound and shall remain accrued dividends with respect to such share of Preferred Stock until paid pursuant to this Second Restated Certificate. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

(D) Participation in Dividends on Common Stock.

(1) Preferred Stock. As further set forth in this Section 4.3(d)(i)(D), the holders of Preferred Stock shall participate in any and all dividends declared and/or paid on any shares of Common Stock on a pro rata basis when and if such dividends are declared and/or paid with respect to such Common Stock (treating each share of each series of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible). For purposes of this Section 4.3(d)(i)(D), the Preferred Record Date shall be the same date as the record date made or fixed by the Corporation for the determination of holders of Common Stock entitled to receive such cash dividend. The Corporation shall give written notice to each holder of Preferred Stock of the declaration and/or payment of a dividend with respect to the Common Stock or the setting of a record date therefor simultaneously with such declaration, payment or setting. Simultaneously with the payment of such dividend to the holders of the Common Stock, the Corporation shall pay a cash dividend to each holder of Preferred Stock in an amount equal to the amount of cash such holder would have received had such holder’s shares of Preferred Stock been converted into shares of Common Stock on or prior to the declaration of such dividend.

(ii) Liquidation.

(A) Liquidation Amounts.

(1) In the event of any Liquidation:

(a.) before any distribution or payment shall be made to the holders of Series D Preferred Stock, Series C Preferred Stock or Common Stock, the holders of the shares of Series E Preferred Stock shall, at their election, be entitled to be paid either (i) the Original Issuance Price of all outstanding shares of Series E Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to such date (the “Series E Liquidation Amount”) or (ii) the amount that would be payable to such holders if they had converted all of such shares of Series E Preferred Stock into shares of Class A Common Stock immediately prior to such Liquidation; provided, however, that the holders of Series E Preferred Stock who elect to receive the Series E Liquidation Amount shall receive .5493 shares of Class A Common Stock for each share of Series E Preferred Stock held by such holders (as adjusted for stock dividends, stock splits, and similar actions);

(b.) before any distribution or payment shall be made to the holders of Series C Preferred Stock or

Common Stock, the holders of the shares of Series D Preferred Stock shall, at their election, be entitled to be paid either (i) the Original Issuance Price of all outstanding shares of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to such date (the “Series D Liquidation Amount”) or (ii) the amount that would be payable to such holders if they had converted all of such shares of Series D Preferred Stock into shares of Class A Common Stock immediately prior to such Liquidation, provided, however, that the holders of Series D Preferred Stock who elect to receive the Series D Liquidation Amount shall receive .5678 shares of Class A Common Stock for each share of Series D Preferred Stock held by such holders (as adjusted for stock dividends, stock splits, and similar actions); and

(c.) before any distribution or payment shall be made to the holders of Common Stock, the holders of the shares of Series C Preferred Stock shall be entitled to be paid the greater of (i) the Original Issuance Price of all outstanding shares of Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to such date (the “Series C Liquidation Amount”) or (ii) the amount that would be payable to such holders if they had converted all of such shares of Series C Preferred Stock into shares of Class B Common Stock immediately prior to such Liquidation, and no more.

(B) Payment. Any payment to be made upon a Liquidation shall be made in cash or in property taken at its fair value as determined by the Board, or both, at the election of the Board. If, upon any Liquidation, net assets of the Corporation are available to be distributed among the holders of a class of Preferred Stock but are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, than the entire amount of such net assets shall be distributed among the holders of such class of Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. If payment shall have been made in full to the holders of the shares of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Common Stock, according to their respective shares and priorities.

(C) No Merger. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a Liquidation within the meaning of this Section 4.3(d)(ii).

(D) Notice. The Corporation shall mail written notice of a Liquidation not less than thirty (30) days prior to the payment date stated therein, to each record holder of Preferred Stock.

(e) Redemption.

(i) Upon a Change of Control (other than a Change in Control in connection with the adoption of a plan of liquidation or dissolution of the Corporation), the holders of a majority of the then outstanding shares of each class of Preferred Stock (in each case voting separately as a single class) shall have the right to require the Corporation to redeem all of the outstanding shares of such class of Preferred Stock pursuant to the terms and conditions of this Section 4.3(e), in each case by delivering a written demand for redemption (a “Redemption Demand”) to the Corporation with respect to such class of Preferred Stock.

(ii) The redemption price per share for each share of a class of Preferred Stock to be redeemed pursuant to this Section 4.3(e) shall be the Redemption Price of such share and shall be paid by wire transfer of immediately available funds. Upon a redemption of the Series E Preferred Stock, the holders thereof shall receive .5493 shares of Class A Common Stock for each share of Series E Preferred Stock that is redeemed (as adjusted for stock dividends, stock splits, and similar actions). Upon a redemption of the Series D Preferred Stock, the holders thereof shall receive .5678 shares of Class A Common Stock for each share of Series D Preferred Stock that is redeemed (as adjusted for stock dividends, stock splits, and similar actions). Immediately upon receipt of a Redemption Demand, the Corporation shall deliver written notice of such receipt in person, by certified or registered mail, return receipt requested, by overnight mail or by facsimile to each holder of record of such class of Preferred Stock, such notice to be addressed to each such holder at its latest address as shown by the records of the Corporation.

(iii) The Corporation shall redeem all shares of a series of Preferred Stock upon the date of the consummation of the Change of Control (the date of such redemption, the “Redemption Date”).

(iv) On each Redemption Date, the Corporation shall set aside in trust for the benefit of the holders of the Preferred Stock to be redeemed on such Redemption Date the immediately available funds necessary for such redemption, which funds shall be used to pay the Redemption Price for such shares of Preferred Stock upon the surrender of the related certificates representing such shares of Preferred Stock to the Corporation for such redemption (or such affidavits, indemnity and undertakings as would be necessary to replace any certificate claimed to have been lost, stolen or destroyed).

(v) Unless the Corporation defaults in payment of the Redemption Price for shares of Preferred Stock to be redeemed pursuant hereto, (A) such shares of Preferred Stock tendered shall no longer be deemed outstanding, (B) the rights to receive dividends thereon, if any, shall cease to accrue, and (C) all rights of the holders of such shares of Preferred Stock shall cease (other than the right to receive payment in full of the applicable Redemption Price therefor), in each case from and after the applicable Redemption Date.

(vi) If the funds of the Corporation available for redemption of shares of Preferred Stock by law on any Redemption Date are insufficient to redeem the number of shares of Preferred Stock to be so redeemed on such date, the holders of Preferred Stock to be so redeemed on such date shall share in any funds available by law for redemption of such shares in the order of priority and according to the respective amounts which would be payable with respect to the number of shares owned by them in a Liquidation pursuant to Section 4.3(d)(ii). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein as further provided in Section 4.3(e)(vii) below. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock such funds will be used at the earliest permissible time to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above. Any such shares redeemed pursuant to the preceding sentence shall be redeemed in accordance with the first sentence of this Section 4.3(e)(vi).

(vii) If, for any reason, the Corporation fails to redeem each share of Preferred Stock to be redeemed on a Redemption Date by paying in full in immediately available funds the Redemption Price therefor (an “Event of Non-Payment”), then, in addition to any other rights and remedies of the holders of the affected shares of Preferred Stock which may be available herein or at law or in equity, (A) the unredeemed shares shall remain outstanding and shall continue to have all rights, privileges, powers and preferences (including, without limitation, dividend and voting rights) provided for herein with respect to such shares and (B) the holders of such unredeemed shares of Preferred Stock shall have the ongoing right to be redeemed.

(viii) Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

(f) Conversion.

(i) Optional Conversion Upon a Change of Control. Upon the terms set forth in this Section 4.3(f), each holder of shares of Preferred Stock shall have the right immediately prior to a Change of Control (other than a Change in Control in connection with the adoption of a plan of liquidation or dissolution of the Corporation), at such holder’s option, to convert any such shares into the number of fully paid and nonassessable shares of, in the case of Series D and Series E Preferred Stock, Class A Common Stock and, in the case of Series C

Preferred Stock, Class B Common Stock, in each case in an amount equal to the quotient obtained by dividing (A) the applicable Liquidation Amount of such share of Preferred Stock by (B) the Applicable Conversion Price of such share of Preferred Stock, as last adjusted and then in effect, by surrender of the certificate representing such share. The holder of any shares of Preferred Stock may exercise the conversion right pursuant to this Section 4.3(f)(i) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected immediately prior to the consummation of such Change of Control or the occurrence of a Mandatory Conversion Event, if earlier, as provided below (the “Conversion Date”).

(ii) Mandatory Conversion. Upon the occurrence of a Mandatory Conversion Event, each share of Preferred Stock then outstanding, by virtue of, and simultaneously with the occurrence of such Mandatory Conversion Event and without any action on the part of the holder thereof, shall automatically be converted to shares of Class A or Class B Common Stock, as applicable, in accordance with Section 4.3(f)(i) hereof.

(iii) Conversion Mechanics.

(A) As promptly as practicable after the conversion of any shares of Preferred Stock into Common Stock under Section 4.3(f)(i) or 4.3(f)(ii) above, the Corporation shall issue and deliver to or, upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.3(f)(iii)(B) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price of such share of Preferred Stock shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or, upon the written order of the holder of the certificate so surrendered for conversion, to the place designated by such holder at the expense of the Corporation, a new certificate covering the number of shares of the series of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(B) The number of full shares of Common Stock issuable upon conversion of any shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock to be converted. The Corporation shall pay a cash adjustment in respect of fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares of Preferred Stock in an amount equal to the product of (1) the price of one share of Common Stock as determined in good faith by the Board, multiplied by (2) such fractional interest.

(iv) Adjustment of Conversion Price. The Applicable Conversion Price of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(A) If the Corporation shall, at any time or from time to time after the Closing Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the Applicable Conversion Price of the Series C Preferred Stock in effect immediately prior to the issuance of such Common Stock, then the Applicable Conversion Price of the Series C Preferred Stock, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price (calculated to the nearest cent) equal to the quotient obtained by dividing:

(1) an amount equal to the sum of (x) the total number of Common Stock outstanding immediately prior to such issuance, multiplied by the Applicable Conversion Price of the Series C Preferred Stock in effect immediately prior to such issuance, and (y) the aggregate consideration received by the Corporation upon such issuance; by

(2) the total number of Common Stock outstanding immediately after the issuance of such Common Stock.

(B) For the purposes of any adjustment of the Applicable Conversion Price of the Series C Preferred Stock pursuant to Section 4.3(f)(iv) above, the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash in a Public Offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof;

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment;

(3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, Securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable Securities except for options to acquire Excluded Stock:

(a.) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.3(f)(iv)(B)(1) and 4.3(f)(iv)(B)(2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(b.) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable Securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such Securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.3(f)(iv)(B)(1) and 4.3(f)(iv)(B)(2) above);

(c.) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such Securities, other than a change resulting from the antidilution provisions thereof, the Applicable Conversion Price of the Series C Preferred Stock shall forthwith be readjusted to the Applicable Conversion Price of the Series C Preferred Stock as would have been obtained had the adjustment made upon the issuance of such options, rights or Securities not converted prior to such change or options or rights related to such Securities not converted prior to such change been made upon the basis of such change; and

(d.) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable Securities, the Applicable Conversion Price of the Series C Preferred Stock shall forthwith be readjusted to the Applicable Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, Securities or options or rights related to such Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such Securities, or upon the exercise of the options or rights related to such Securities and subsequent conversion or exchange thereof; and

(4) no further adjustment of the Applicable Conversion Price of the Series C Preferred Stock that was adjusted upon the issuance of any such options, rights, convertible Securities or exchangeable Securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such Securities.

(C) In case the Corporation shall at any time after the Original Issuance Date of the Series E Preferred Stock or Series D Preferred Stock issue or sell shares of Common Stock (or securities convertible into shares of Common Stock) other than the Excluded Stock for a consideration per share less than the Applicable Conversion Price of the Series E Preferred Stock or Series D Preferred Stock, as applicable, a warrant to purchase shares of Class A Common Stock, in an amount, for an exercise price and for a term, that, taken together, would cause the warrant to have a value (based on a Black-Scholes valuation or similar market option valuation methodology) that the holders of a majority of the outstanding shares of Series E Preferred Stock or Series D Preferred Stock, as applicable, believe in good faith would have equitably adjusted the Applicable Conversion Price of such series in effect immediately prior to such issuance so that the holders of the outstanding shares of Series E Preferred Stock or Series D Preferred Stock, as applicable, will be economically indifferent to such issuance or sale. Any such warrant shall have customary terms including with respect to any anti-dilution adjustment.

(D) If, at any time after the Original Issuance Date of any series of Preferred Stock, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Applicable Conversion Price of such series shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(E) If, at any time after the applicable Original Issuance Date of a series of Preferred Stock, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Applicable Conversion Price of such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(F) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other Securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(G) No adjustment in the Applicable Conversion Price of any series shall be required unless such adjustment would require an increase or decrease of at least 0.0001% in such Applicable Conversion Price; provided, however, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 4.3(f)(iv)(A)

through (F) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10,000) of a share, as the case may be.

(H) In any case in which the provisions of this Section 4.3(f)(iv) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4.3(f)(iii)(B) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

(I) Whenever the Applicable Conversion Price of any series of Preferred Stock shall be adjusted as provided in Section 4.3(f)(iv), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Applicable Conversion Price of such series that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock affected by the adjustment at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 4.3(f)(iv)(J) below.

(J) If the Corporation shall propose to take any action of the types described in clauses (D), (E) or (F) of this Section 4.3(f)(iv), the Corporation shall give notice to each holder of shares of each series of Preferred Stock, in the manner set forth in Section 4.3(f)(iv)(I) above, which notice shall specify the Preferred Record Date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price of such series and the number, kind or class of shares or other Securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

Without duplication of any other adjustment provided for in this Section 4.3(f), at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of Securities of the Corporation which it would have received had its shares of Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such Securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4.3(f) with respect to the rights of such holder of Preferred Stock.

(g) Registrations of Transfer. The Corporation shall keep at its principal office or office of its legal counsel a register for the registration of the Preferred Stock. Upon the surrender of any certificate representing the Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and, if applicable, dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate. The Corporation shall pay, and hold the holders of such Preferred Stock harmless from, any and all sales, use, transfer, stamp (including documentary stamp taxes, if any) and other similar taxes or other governmental charges with respect to the shares.

(h) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

4.4	Common Stock.

(a) Each share of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal powers, preferences, rights and privileges (including, without limitation, the right to equal consideration per share in any merger, consolidation or other business combination), except as otherwise provided in this Article 4.4.

(b) Subject to the rights of any outstanding series of Preferred Stock, the holders of Class A Common Stock issued and outstanding, except where otherwise provided by law or pursuant to this Second Amended and Restated Certificate of Incorporation, shall have and possess the right to notice of stockholders’ meetings and shall have exclusive voting rights and powers, and the holders of Class B Common Stock shall be entitled to notice of stockholders’ meetings but shall not be entitled to vote upon the election of directors of upon any other matter, except where such vote is required by law or as otherwise expressly provided herein. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock standing in such holder’s name on the books of the Corporation. If, and only if, the holders of Class B Common Stock are required by law or as otherwise expressly provided herein to vote upon a particular matter, each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock standing in such holder’s name on the books of the Corporation and shall vote as a single class with the holders of Class A Common Stock on such matter, except as otherwise required by law, in which case the holders of Class B Common Stock shall vote as a separate class on such matter.

(c) The Corporation may not effect a stock split (whether by dividend or otherwise), reverse stock split, reclassification or other similar event with respect to either class of Common Stock unless it effects at the same time an identical stock split, reverse stock split, reclassification or other similar event with respect to all classes of Common Stock.

(d) Subject to the rights of holders of Preferred Stock, when, as and if dividends are declared on shares of Common Stock, whether payable in cash, in property or in securities of the Corporation or another person, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, share for share, in such dividends; provided, that if dividends or distributions are declared which are payable in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock or Class B Common Stock, dividends or distributions shall be declared which are payable at the same rate on all classes of Common Stock, and the dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, any particular class of Common Stock shall be made available to each holder of Common Stock, in such class of Common Stock as such holder shall request.

(e) Conversion. Except as provided otherwise by law, each share of either class of Common Stock shall be convertible, at the option of the holder, into one share of the other class of Common Stock. In order to exercise the conversion right set forth in the preceding sentence, the holder of each such share of Common Stock to be converted shall (x) if such shares of Common Stock are represented by certificates, surrender the certificate or certificates representing such shares to be converted, duly indorsed or assigned to the Corporation or in blank, at the principal office of the Corporation, or at the office of the person or persons designated by the Board as the transfer agent for such class of Common Stock, accompanied by written notice to the Corporation of the number of shares the holder thereof elects to convert or (y) if such shares of Common Stock are uncertificated, provide the Corporation, at the principal office of the Corporation, or at the office of the person or persons designated by the Board as the transfer agent for such class of Common Stock, written notice to the Corporation of the number of shares the holder thereof elects to convert. Unless the shares of the other class of Common Stock issuable on conversion are to be issued in the same name as the name in which the shares of Common Stock to be converted are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which (x) if such shares of Common Stock are certificated, the certificates for such shares of Common Stock shall have been surrendered or (y) if such shares of Common Stock are uncertificated, notice of conversion shall have been received by the Corporation (together, in either case, with any required payments in respect of dividends or transfer or similar taxes payable on such shares), and the person or persons in whose name or names such shares of the other class of Common Stock are to be registered shall be issuable shall be deemed to have become the holder or holders of record at such time on such date.

(f) Liquidation. In the event of any Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferences on the outstanding Preferred Stock entitled to a liquidation preference pursuant to the terms of this Second Restated Certificate, the holders of shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation, if any.

ARTICLE V

DIRECTORS

The Board shall have power without the assent or vote of the stockholders, except as otherwise provided herein, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. If the DGCL is amended at any time or from time to time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation shall indemnify each director to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such right to indemnification shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the By-laws or any agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Second Restated Certificate.

ARTICLE VIII

ANTI-TAKEOVER PROVISION

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws. Elections of directors need not be by written ballot unless the By-laws so provide.

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